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                                                       EXHIBIT 11


           CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES

        STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
           For the three month period ended March 31, 1995
               (In thousands, except per share amounts)

                                                              Primary   Fully Diluted
                                                              -------   -------------
Shares of common stock outstanding at January 1, 1995,
     less treasury stock                                        38,077     38,077

Plus net weighted shares of treasury stock issued                   36         36

Plus common stock equivalents:

     Effect of convertible preferred stock conversion                -      3,086
     Effect of equity incentive awards                             752        814
                                                               -------    -------
Weighted average shares outstanding                             38,865     42,013
                                                               =======    =======
Income applicable to common shares                             $45,491    $45,491

Dividends on preferred stock                                         -        889

Preferred stock conversion compensation shortfall                    -       (598)
                                                               -------    -------
Earnings applicable to common shares                           $45,491    $45,782
                                                               =======    =======
Earnings per common share                                      $  1.17    $  1.09
                                                               =======    =======


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                                                       EXHIBIT 11

           CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES

        STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
            For the six month period ended March 31, 1995
               (In thousands, except per share amounts)

                                                              Primary   Fully Diluted
                                                              -------   -------------
Shares of common stock outstanding at October 1, 1994,
     less treasury stock                                        37,991     37,991

Plus net weighted shares of treasury stock issued                   64         64

Plus common stock equivalents:

     Effect of convertible preferred stock conversion                -      3,086
     Effect of equity incentive awards                             685        814
                                                               -------    -------
Weighted average shares outstanding                             38,740     41,955
                                                               =======    =======
Income applicable to common shares                             $78,509    $78,509

Dividends on preferred stock                                         -      1,778

Preferred stock conversion compensation shortfall                    -     (1,198)
                                                               -------    -------
Earnings applicable to common shares                           $78,509    $79,089
                                                               =======    =======
Earnings per common share                                      $  2.03    $  1.89
                                                               =======    =======

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